Exhibit 4.2

Representative’s Warrant to Purchase Ordinary Shares

THE REGISTERED HOLDER OF THIS REPRESENTATIVE’S WARRANT BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS REPRESENTATIVE’S WARRANT EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS REPRESENTATIVE’S WARRANT AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS REPRESENTATIVE’S WARRANT OR CAUSE IT TO BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THIS REPRESENTATIVE’S WARRANT BY ANY PERSON FOR A PERIOD OF ONE HUNDRED EIGHTY (180) DAYS FOLLOWING THE EFFECTIVE DATE (DEFINED BELOW) TO ANYONE OTHER THAN KINGSWOOD CAPITAL PARTNERS, LLC OR AN UNDERWRITER OR A SELECTED DEALER IN CONNECTION WITH THE OFFERING, OR AN OFFICER OR PARTNER, REGISTERED PERSON OR AFFILIATE OF KINGSWOOD CAPITAL PARTNERS, LLC OR OF ANY SUCH UNDERWRITER OR SELECTED DEALER AND IN ACCORDANCE WITH FINRA RULE 5110(E)(2).

THIS WARRANT IS VOID AFTER 5:00 P.M., EASTERN TIME, [__], 2029.1

REPRESENTATIVE’S WARRANT

For the Purchase of [*] Ordinary Shares

of

STAK Inc.

斯塔克工业集团有限公司

1. Representative’s Warrant. THIS CERTIFIES THAT, pursuant to that certain Underwriting Agreement, dated [__], 2024 (the “Underwriting Agreement”), by and between STAK Inc. 斯塔克工业集团有限公司, a Cayman Islands exempted company (the “Company”), and Kingswood Capital Partners, LLC, as representative of the underwriters named on Annex A thereto, providing for the public offering (the “Offering”) of ordinary shares, par value US$0.001 per share, of the Company (the “Ordinary Shares”), [__] or its assigns (“Holder”), as registered owner of this purchase warrant, is entitled, at any time or from time to time on or after [__], 2024 (the “Commencement Date”), and at or before 5:00 p.m., Eastern time, [__], 2029 (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to [__] Ordinary Share (the “Shares”), subject to adjustment as provided in Section 6 hereof. If the Expiration Date is a day on which banking institutions are authorized by law or executive order to close, then this Representative’s Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period commencing on the date hereof and ending on the Expiration Date, the Company agrees not to take any action that would terminate this Representative’s Warrant. This Representative’s Warrant is initially exercisable at $[__] per Share;2 provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Representative’s Warrant, including the exercise price per Share and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. This Representative’s Warrant is being issued pursuant to the terms of the Underwriting Agreement. The term “Effective Date” shall mean the effective date of the registration statement in connection with the Offering. The term “Exercise Price” shall mean $[__], the initial exercise price, or the adjusted exercise price, depending on the context.

2. Exercise.

2.1 Exercise Form. In order to exercise this Representative’s Warrant, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Representative’s Warrant and payment of the Exercise Price for the Shares being purchased payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check to the order of the Company. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Representative’s Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

1 Date that is five years from Effective Date of Registration Statement

2 120% of the public offering price of the Shares

2.2 Cashless Exercise. At any time after the Commencement Date, in lieu of exercising this Representative’s Warrant by payment of cash or check payable to the order of the Company pursuant to Section 2.1 above, Holder may elect to receive the number of Shares equal to the value of this Representative’s Warrant (or the portion thereof being exercised) by surrender of this Representative’s Warrant to the Company, together with the exercise form attached hereto, in which event the Company shall issue to Holder Shares in accordance with the following formula:

X = Y(A-B)

A

Where,

X = The number of Shares to be issued to Holder;

Y = The number of Shares that would be issuable upon exercise of this Representative’s Warrant if such exercise were by means of a cash exercise pursuant to Section 2.1 rather than a cashless exercise pursuant to this Section 2.2;

A = The current market value of one Share, as determined in accordance with the provisions of this Section 2; and

B = The Exercise Price in effect under this Representative’s Warrant at the time the election to exercise this Representative’s Warrant on a cashless basis is made pursuant to this Section 2.

For purposes of this Section 2.2, the current market value of a Share at any date means

(i) If the Ordinary Shares are traded on a national securities exchange, the current market value shall be deemed to be either, at the Holder’s discretion, the VWAP or last reported sales price on the Trading Day immediately preceding the date of the applicable notice of exercise of this Representative’s Warrant.

“Trading Day” means a date on which the Nasdaq Stock Market is open for trading.

“VWAP” means as of any Trading Day, the volume weighted average per Share, or any successor security thereto on the Nasdaq Stock Market or in the over-the-counter market on the electronic bulletin board for such security (as reported by Bloomberg L.P. (or its successor) or if not available, by Dow Jones & Company Inc.).

(ii) If the Ordinary Shares are traded over-the-counter (i.e., on the OTCQB or OTCQX Markets operated by OTC Markets Group, Inc., or any similar over-the-counter market), the current market value shall be deemed to be either, at the Holder’s discretion, the VWAP or the closing bid price on the Trading Day immediately prior to the date the exercise form is submitted to the Company in connection with the exercise of this Representative’s Warrant; or

(iii) If there is no active public market for the Ordinary Shares, the value shall be the current market value thereof, as determined in good faith by the Company’s Board of Directors.

For the avoidance of doubt, if there is no effective registration statement registering, or no current prospectus available for, the resale of the Shares underlying this Representative’s Warrant by the Holder, then this Representative’s Warrant may be exercised, in whole or in part, at such time by means of a cashless exercise in accordance with the provisions of this Representative’s Warrant.

2.3 Mechanics of Exercise.

(i) Delivery of Shares Upon Exercise. The Company shall use commercially reasonable efforts to cause the Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Shares or resale of the Shares or (B) this Representative’s Warrant is being exercised via cashless exercise, and otherwise by delivery to the address specified by the Holder in the Notice of Exercise by the date that is one (1) Trading Day after the latest of (A) the delivery to the Company of the Notice of Exercise, (B) surrender of this Representative’s Warrant (if required) and (C) receipt by the Company of the aggregate Exercise Price as set forth above (including by cashless exercise, if permitted) (such date, the “Share Delivery Date”). The Shares shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such Shares for all purposes, as of the date the Representative’s Warrant has been exercised and payment to the Company of the aggregate Exercise Price (or by cashless exercise, if permitted) has been received by the Company and all taxes required to be paid by the Holder, if any, pursuant to Section 2.3(vi) prior to the issuance of such Shares have been paid.

(ii) Delivery of New Warrants Upon Exercise. If this Representative’s Warrant shall have been exercised in part, the Company shall, at the written request of the Holder and upon surrender of this Representative’s Warrant, at the time of delivery of the Shares, deliver to the Holder a new Representative’s Warrant evidencing the rights of the Holder to purchase the unpurchased Shares called for by this Representative’s Warrant, which new Representative’s Warrant shall in all other respects be identical with this Representative’s Warrant.

(iii) Rescission Rights. If the Company fails to cause its transfer agent to transmit to the Holder the Shares pursuant to Section 2.3(i) by the Share Delivery Date, unless such failure was not caused by the fault or negligence of the Company, then the Holder will have the right to rescind such exercise upon written notice to the Company within one Trading Day after the Share Delivery Date.

(iv) Compensation for Buy-In on Failure to Timely Deliver Shares Upon Exercise. In addition to any other rights available to the Holder, if the Holder has taken all actions necessary under the terms of this Representative’s Warrant for such Holder to receive the Shares, if the Company fails to cause the Transfer Agent to transmit to the Holder the Shares pursuant to an exercise on or before the Share Delivery Date, unless such failure was not caused by the fault or negligence of the Company, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the Holder of the which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions and any other applicable fees, if any) for the Ordinary Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Representative’s Warrant and equivalent number of Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Ordinary Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Ordinary Shares upon exercise of the Representative’s Warrant as required pursuant to the terms hereof.

(v) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Representative’s Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(vi) Charges, Taxes and Expenses. Issuance of Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Shares, all of which taxes and expenses shall be paid by the Company, and such Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event Shares are to be issued in a name other than the name of the Holder, this Representative’s Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all transfer agent fees required for same-day processing of any Notice of Exercise.

3. Transfer – General Restrictions. The Holder agrees by his, her or its acceptance hereof, that such Holder will not: (a) sell, transfer, assign, pledge or hypothecate or cause this Representative’s Warrant or the securities issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Representative’s Warrant or the securities issuable hereunder for a period of one hundred eighty (180) days following the Effective Date to anyone other than: Kingswood Capital Partners, LLC or another underwriter or a selected dealer participating in the Offering, or an officer or partner, registered person or affiliate of Kingswood Capital Partners, LLC or of any such underwriter or selected dealer, in each case in accordance with FINRA Conduct Rule 5110(e)(1), except as provided for in FINRA Rule 5110(e)(2). One hundred eighty (180) days after the Effective Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with this Representative’s Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) business days transfer this Representative’s Warrant on the books of the Company and shall execute and deliver a new Representative’s Warrant or Representative’s Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment. The Company shall register this Representative’s Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Representative’s Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

4. Registration. The Company shall be required to keep a registration statement effective on Form F-1 (or Form F-3, if the Company is eligible to use such form) until such date that is the earlier of the date when all of the Shares underlying this Representative’s Warrant have been publicly sold by the Holder or such time as Rule 144 or another similar exemption under the Securities Act of 1933, as amended, is available for the sale of all of such Holder’s Shares underlying this Representative’s Warrant including without limitation during a three-month period without registration.

5. New Representative’s Warrants to be Issued.

5.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Representative’s Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Representative’s Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2 hereto, the Company shall cause to be delivered to the Holder without charge a new Representative’s Warrant of like tenor to this Representative’s Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Representative’s Warrant has not been exercised or assigned.

5.2 Replacement on Loss. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Representative’s Warrant, the Company, at its own expense, shall execute and deliver a new Representative’s Warrant of like tenor and date. Any such new Representative’s Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

6. Adjustments.

6.1 Adjustments to Exercise Price and Number of Shares. The Exercise Price and the number of Shares underlying this Representative’s Warrant shall be subject to adjustment from time to time as hereinafter set forth, provided that the Exercise Price shall not be adjusted such that it would result in the Shares being issued at a price below its par value:

6.1.1 Share Dividends; Split Ups. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares or by a split up of Ordinary Shares, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, then, on the effective day thereof, the number of Shares purchasable hereunder shall be increased in proportion to such increase in outstanding Ordinary Shares, and the Exercise Price shall be proportionately decreased. Any adjustment made pursuant to this Section 6.1.1 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

6.1.2 Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 6.1.1 above, if at any time during which this Representative’s Warrant is outstanding the Company grants, issues or sells any securities of the Company which by their terms are convertible into or exercisable for Ordinary Shares (“Ordinary Share Equivalents”) or other rights to purchase stock, warrants, securities or other property, pro rata to all of the record holders of the Ordinary Shares (the “Purchase Rights”), and not the Holder, then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Representative’s Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights. The provisions of this Section 6.1.2 will not apply to any grant, issuance or sale of Ordinary Share Equivalents or other rights to purchase stock, warrants, securities or other property of the Company which is not made pro rata to all of the record holders of Ordinary Shares.

6.1.3 Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Ordinary Shares is decreased by a consolidation, combination or reclassification of Ordinary Shares or other similar event, then, on the effective date thereof, the number of Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding Shares, and the Exercise Price shall be proportionately increased.

6.1.4 Replacement of Shares upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares other than a change covered by Section 6.1.1, 6.1.2 or 6.1.3 hereof or that solely affects the par value of such Ordinary Shares, or in the case of any share reconstruction or amalgamation or merger or consolidation of the Company with or into another corporation or other entity (other than a consolidation or share reconstruction or amalgamation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety, or in the case any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares, or in the case the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (in the case the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons, whereby such other Person or group acquires more than 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), then the Holder of this Representative’s Warrant shall have the right thereafter (until the expiration of the right of exercise of this Representative’s Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Shares of the Company obtainable upon exercise of this Representative’s Warrant immediately prior to such event; and if any reclassification also results in a change in Shares covered by Section 6.1.1, 6.1.2 or 6.1.3, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 or 6.1.3 and this Section 6.1.4. The provisions of this Section 6.1.4 shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, or consolidations, sales or other transfers.

6.1.5 Changes in Form of Representative’s Warrant. This form of Representative’s Warrant need not be changed because of any change pursuant to this Section 6.1, and any Representative’s Warrant issued after such change may state the same Exercise Price and the same number of Shares as are stated in the initial Representative’s Warrant. The acceptance by the Holder of the issuance of a new Representative’s Warrant reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.2 Substitute Representative’s Warrant. In case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporation or other entity (other than a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding Ordinary Shares), the corporation or other entity formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a supplemental Representative’s Warrant providing that the holder of each Representative’s Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Representative’s Warrant) to receive, upon exercise of such Representative’s Warrant, the kind and amount of shares and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of Shares of the Company for which such Representative’s Warrant might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation, sale or transfer. Such supplemental Representative’s Warrant shall provide for adjustments which shall be identical to the adjustments provided for in this Section 6. The above provision of this Section shall similarly apply to successive consolidations or share reconstructions or amalgamations.

6.3 Elimination of Fractional Interests. The Company shall not be required to issue fractions of Shares upon the exercise of this Representative’s Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down, as the case may be, to the nearest whole number of Shares or other securities, properties or rights.

6.4 Notice to Holder.

6.4.1 Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 6, the Company shall promptly provide the Holder with a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Shares and setting forth a brief statement of the facts requiring such adjustment, provided that no adjustment shall be made to the Exercise Price if this would result in the Exercise Price to fall below the par value of the Ordinary Shares, in which case the Exercise Price shall be equivalent to its par value.

6.4.2 Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Share rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall provide the Holder with, at least 10 days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to provide such notice or any defect therein or in the provision thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Representative’s Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein. Notwithstanding the foregoing, no notice need be given to the Holder if the Company makes a public announcement of the applicable event via nationally distributed press release or via a publicly available and legally compliant filing with the U.S. Securities and Exchange Commission (the “Commission”).

7. Reservation and Listing; Registration Rights.

7.1 The Company shall at all times reserve and keep available out of its authorized Ordinary Shares, solely for the purpose of issuance upon exercise of this Representative’s Warrant, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of this Representative’s Warrant and payment of the Exercise Price therefor, in accordance with the terms hereby, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive or similar rights of any shareholder and free and clear of all liens, taxes and charges. As long as this Representative’s Warrant shall be outstanding, the Company shall use commercially reasonable efforts to cause all Shares issuable upon exercise of this Representative’s Warrant to be listed (subject to official notice of issuance) on all national securities exchanges (or, if applicable, on the OTCQB or OTCQX Markets operated by OTC Markets Group, Inc., or any similar over-the-counter market) on which the Shares issued to the public in the Offering may then be listed and/or quoted.

7.2 To the extent the Company does not maintain an effective registration statement for the Shares and cashless exercise is unavailable to any Holder under Section 2.2 hereof pursuant to which all of the Shares issuable upon exercise of this Representative’s Warrant under Section 2.2 would be tradable upon exercise of this Representative’s Warrant upon issuance, and in the further event that the Company files a registration statement with the Commission to register its Ordinary Shares (other than a registration statement on Form F-4 or S-8, or on another form, or in another context, in which such “piggyback” registration would be inappropriate (including, without limitation, a “universal shelf” registration statement or any prospectus supplement related thereto)), then, for the term of this Representative’s Warrant, the Company shall give written notice of such proposed filing to the Holder as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and offer to the Holder in such notice the opportunity to register the sale of such number of Shares as such Holder may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). The Company shall use commercially reasonable efforts to cause such Shares to be included in such registration at the Company’s expense and shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Shares requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Shares in accordance with the intended method(s) of distribution thereof. All Holders proposing to distribute their securities through a Piggyback Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggyback Registration. Notwithstanding the provisions of this Section 7.2, such right to request Piggyback Registration shall terminate on the fifth (5th) anniversary of the Effective Date, in accordance with FINRA Rule 5110(g)(8)(A).

7.3 In addition, to the extent the Company does not maintain an effective registration statement for the Shares, for a period of five (5) years from the commencement of sales of the offering, upon the written demand of the Holders of the Warrants and underlying Shares, the Holder shall be entitled to one (1) demand right for the registration of the Shares at the Company’s expense (other than any underwriting discounts, selling commissions, share transfer taxes applicable to the sale of the Shares, and fees and disbursements of counsel for the Holder) and one (1) demand right for the registration of the Shares at the Holder’s expense (collectively, the “Demand Registration”). In the event of a Demand Registration, the Company shall use its commercially reasonable efforts to register the applicable Shares. All Holders of Warrant Shares proposing to distribute their securities through a Demand Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Demand Registration. Furthermore, each Holder must provide such information as reasonably requested by the Company (which information shall be limited to that which is required for disclosure under the Securities Act and the forms, rules and regulations promulgated thereunder) to be included in the registration statement timely or the Company may elect to exclude such Holder from the registration statement.

Notwithstanding the foregoing, the registration rights described in this Section 7.3 shall be subject to limitations imposed by the Commission’s rules or comments of the Commission staff in connection with its review of the registration statement for any such resale registration. Moreover, notwithstanding the foregoing registration obligations of the Company, if the Company furnishes to the Holders requesting a Demand Registration a certificate signed by the Company’s Chief Executive Officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its shareholders for a registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such Demand Registration or withdraw a related registration statement for a period of not more than forty-five (45) calendar days; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period or during the twelve (12) month period prior to the Expiration Date.

8. Certain Notice Requirements.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holder the right to vote or consent or to receive notice as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of this Representative’s Warrant and its exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least five (5) days prior to the date fixed as a record date or the date of closing the transfer books (the “Notice Date”) for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders; provided, however, that the Company shall not be obligated to provide any written notice under this Section 8 if it makes a public announcement of the applicable event via nationally distributed press release or via a publicly available and legally compliant filing with the Commission.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3 Notice of Change in Exercise Price; Notice of Exercise Price. The Company shall, within five (5) business days after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holder of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating the same and shall be certified as being true and accurate by the Company’s Chief Executive Officer and Chief Financial Officer. The Company shall, within five (5) business days after receipt by the Company of a written request by the Holder, send notice to the Holder of the Exercise Price then in effect and the number of Shares or the amount, if any, of other shares, securities or assets then issuable upon exercise of this Representative’s Warrant and shall be certified as being true and accurate by the Company’s Chief Executive Officer and Chief Financial Officer.

8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Representative’s Warrant shall be in writing and shall be deemed to have been duly made when (1) hand delivered, (2) mailed by express mail or private courier service, or (3) if sent by electronic mail, on the day the notice was sent if during regular business hours and, if sent outside of regular business hours, on the following business day, to following addresses or to such other addresses as the Company or Holder may designate by notice to the other party:

If to the Holder:

Kingswood Capital Partners, LLC

7280 W. Palmetto Park Rd., Suite 301

Boca Raton, FL 33433

Attention: Tyler Bashaw

Email: tbashaw@kingswoodus.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Attention: Richard I. Anslow, Esq.

Email: ranslow@egsllp.com

If to the Company:

STAK Inc.

Building 11, 8th Floor, No. 6 Beitanghe East Road, Tianning District

Changzhou, Jiangsu, People’s Republic of China 213000

Attention: [__]

Email: [__]

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

2206-19 Jardine House

1 Connaught Place

Attention: Lawrence Venick

Email: lvenick@loeb.com

9. Miscellaneous.

9.1 Amendments. The Company and the Holder may from time to time supplement, modify or amend this Representative’s Warrant by a written agreement signed by the Company and the Holder. All modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Representative’s Warrant.

9.3 Entire Agreement. This Representative’s Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Representative’s Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4 Binding Effect. This Representative’s Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Representative’s Warrant or any provisions herein contained.

9.5 Governing Law; Submission to Jurisdiction; Trial by Jury. This Representative’s Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Representative’s Warrant shall be brought and enforced in the U.S. federal and state courts in the Seventeenth Judicial Circuit Court in and for Palm Beach Country, Florida or the United States District Court for the Southern District of Florida, Fort Lauderdale Division, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.4 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its shareholders and affiliates) and the Holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Representative’s Warrant or the transactions contemplated hereby.

9.6 Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Representative’s Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Representative’s Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Representative’s Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Representative’s Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.7 Successors and Assigns. Subject to applicable securities laws, this Representative’s Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Representative’s Warrant are intended to be for the benefit of any Holder from time to time of this Representative’s Warrant and shall be enforceable by the Holder or holder of this Representative’s Warrant.

9.8 Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Representative’s Warrant or any share certificate relating to the Shares, if share certificates are issued, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Representative’s Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Representative’s Warrant or share certificate, if share certificates are issued, if mutilated, the Company will make and deliver a new Representative’s Warrant or share certificate, if share certificates are issued, of like tenor and dated as of such cancellation, in lieu of such Representative’s Warrant or share certificate, if share certificates are issued.

9.9 Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Representative’s Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Representative’s Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance or other equitable remedy that a remedy at law would be adequate.

9.10 Severability. Wherever possible, each provision of this Representative’s Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Representative’s Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Representative’s Warrant.

9.11 Execution in Counterparts. This Representative’s Warrant may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Such counterparts may be delivered by facsimile transmission or other electronic transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Representative’s Warrant to be signed by its duly authorized officer as of the [ ] day of [ ], 2024.

STAK Inc. 斯塔克工业集团有限公司

By:
Name:
Title:

Acknowledged and Agreed

By:
Name:
Title:

[Signature to Representative’s Warrants]

Form of Exercise

The undersigned holder hereby exercises the right to purchase _________________ shares (“Warrant Shares”) of STAK Inc. 斯塔克工业集团有限公司, a Cayman Islands exempted company (the “Company”), evidenced by the attached Representative’s Warrant (the “Representative’s Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Representative’s Warrant. Please issue the Warrant Shares as to which the Representative’s Warrant is exercised in accordance with the instructions given below and, if applicable, a new Representative’s Warrant representing the number of Warrant Shares for which the Representative’s Warrant has not been exercised.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________ a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________ a “Cashless Exercise” with respect to _______________ Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the aggregate Exercise Price in the sum of $________ to the Company in accordance with the terms of the Representative’s Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder _________ Warrant Shares in accordance with the terms of the Representative’s Warrant. Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name:
(Print in Block Letters)

Address:

NOTICE: The signature to this form must correspond with the name as written upon the face of the Representative’s Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned registered owner of this Representative’s Warrant to which this form is attached, hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned to purchase ordinary shares, par value $0.001 per share, of STAK Inc. 斯塔克工业集团有限公司, a Cayman Islands exempted company (the “Company”), evidenced by this Representative’s Warrant, with respect to the number of shares set forth below.

Name of Assignee	Address and Phone Number	No. of Shares

The undersigned also represents that, by assignment hereof, the Assignee acknowledges that this Representative’s Warrant and the ordinary shares to be issued upon exercise hereof or conversion thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of this Representative’s Warrant or any ordinary shares to be issued upon exercise hereof or conversion thereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws. Further, the Assignee has acknowledged that upon exercise of this Representative’s Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the ordinary shares so purchased are being acquired for investment and not with a view toward distribution or resale.

Signature of Holder

Date

The undersigned assignee agrees to be bound by all of the terms and conditions of this Representative’s Warrant.

Signature of Assignee

Date